Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit reports dated April 16, 2013, on the financial statements of Teekay LNG Partners L.P. and subsidiaries (the “Partnership”), which comprise the consolidated balance sheets as at December 31, 2012 and December 31, 2011, the consolidated statements of income, cash flows, and changes in equity for each of the years in the two year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, included in its Annual Report on Form 20-F for the year ended December 31, 2012, incorporated by reference into the Registration Statement on Form F-3 and related Prospectus for the registration of a maximum aggregate offering of $100,000,000 of its common units and to the reference to our firm under the caption “Experts” in the same Registration Statement on Form F-3 and related Prospectus.

We also consent to the use of our audit report dated March 15, 2013, on the financial statements of MALT LNG Holdings ApS, which comprise the consolidated balance sheet as at December 31, 2012, and the related consolidated statements of income (loss), shareholders’ equity (deficiency) and cash flows for the year then ended, included in the Teekay LNG Partners L.P. Annual Report on Form 20-F for the year ended December 31, 2012.

Vancouver, Canada	/s/ KPMG LLP
May 6, 2013	Chartered Accountants